Exhibit 99.1

Harrow Sells Non-Ophthalmic Compounding Business

NASHVILLE, Tenn., October 5, 2022 – Harrow (Nasdaq: HROW), an eyecare pharmaceutical company exclusively focused on the discovery, development, and commercialization of innovative ophthalmic therapies, today announced the sale of its non-ophthalmic compounding business to Innovation Compounding Pharmacy, LLC, an affiliate of Revelation Pharma Corporation (“Revelation”).

Pursuant to the terms of the transaction, Revelation purchased the assets of Harrow’s non-ophthalmic compounding business, including its formulations, customer accounts, and other related assets. The transaction did not involve a pharmaceutical production or dispensing facility. Harrow will continue to support Revelation during an estimated three-month transition period, and Revelation will offer employment to Harrow employees supporting the acquired business.

“This transaction is consistent with Harrow’s strategic vision to focus exclusively on ophthalmic medicines – to be a ‘pure play’ ophthalmic pharmaceuticals company,” said Mark L. Baum, Harrow’s Chairman and Chief Executive Officer. “As we approach several key milestones, including the upcoming commercial launch of recently FDA-approved IHEEZO™; the launch of our patent-pending Fortisite™ compounded combination antibiotics; the outcome of the MELT-300 pivotal efficacy study, expected before the end of this year, for one of our former subsidiaries, Melt Pharmaceuticals; progress on product acquisition activities we are pursuing, and new ophthalmic compounded product launches expected in the coming months, we believe this transaction demonstrates our resolve to concentrate on our core competencies and commercial expertise in the North American ophthalmic pharmaceuticals market. Going forward, our capital allocation strategy, including proceeds from this transaction, will be aimed at expanding Harrow’s branded ophthalmic product portfolio.”

About Harrow

Harrow (Nasdaq: HROW) is an eyecare pharmaceutical company exclusively focused on the discovery, development, and commercialization of innovative ophthalmic therapies that are accessible and affordable. For more information about Harrow, including investor-related materials, please visit the corporate website, harrowinc.com, or Harrow’s LinkedIn page.

About Revelation Pharma Corporation

Revelation Pharma is a national network of 503A and 503B compounding pharmacies providing innovative and quality pharmaceutical products and services through “industry best” patient care and solutions for customers. Revelation Pharma is owned by Osceola Capital, a Tampa-based private equity firm that invests in lower middle-market services companies.

Harrow Contacts:

Investors:	Media:
Jamie Webb	Deb Holliday
Director of Communications and Investor Relations	Holliday Communications, Inc.
jwebb@harrowinc.com	deb@hollidaycommunications.net
615-733-4737	412-877-4519

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